Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of The Peck Company Holdings, Inc. on Form S-3 (File No. 333-233931) of our report dated April 14, 2020 with respect to our audit of the consolidated financial statements of The Peck Company Holdings, Inc. as of December 31, 2019 and for the year ended December 31, 2019, which report is included in this Annual Report on Form 10-K of The Peck Company Holdings, Inc. for the year ended December 31, 2019.

/s/ Marcum llp

Marcum llp

New York, NY

April 14, 2020